Form 4
                                                  ------------------------------
                                                           OMB  APPROVAL
                                                  ------------------------------
                                                  OMB  Number  3235-0287
                                                  Expires:  September  30,  1998
                                                  Estimated  average  burden
                                                  hours  per  response  0.5
                                                  ------------------------------

                UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  4

                  STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(f)  of  the  Investment  Company  Act  of  1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print  or  Type  Responses)
________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

Larrabee                       Jeff
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

 372  East  12600  South
--------------------------------------------------------------------------------
                                    (Street)

   Draper                           Utah                       84020
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer  Name  and  Ticker  or  Trading  Symbol

Golden Soil, Inc.   GOSO  OB
________________________________________________________________________________
3.   I.R.S.  Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement  for  Month/Year

July 2000
________________________________________________________________________________
5.   If  Amendment,  Date  of  Original  (Month/Year)


________________________________________________________________________________
6.   Relationship  of  Reporting  Persons  to  Issuer
     (Check  all  applicable)

     [ ]  Director                                [X]  10%  Owner
     [ ]  Officer  (give  title  below)           [_]  Other  (specify  below)


________________________________________________________________________________



7.   Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

     [X]  Form  filed  by  One  Reporting  Person
     [_]  Form  filed  by  More  than  One  Reporting  Person
________________________________________________________________________________


================================================================================
           Table  I  --  Non-Derivative  Securities  Acquired,  Disposed  of,
                             or  Beneficially  Owned
================================================================================



                                                                                                          6.
                                                         4.                               5.              Owner-
                                                         Securities Acquired (A) or        Amount of      ship
                                            3.           Disposed of (D)                   Securities     Form:         7.
                              2.            Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct        Nature of
                              Transaction   Code         -------------------------------   Owned at End   (D) or        Indirect
1.                            Date          (Instr. 8)                                     of Month       Indirect      Beneficial
Title of Security             (Month/        ------------   Amount    (A) or (D)  Price    (Instr. 3      (I)           Ownership
(Instr. 3)                    Day/Year)     Code     V                                      and 4)        (Instr.4)     (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/21/2000        S      -       100,000       D       .067669      0          D               -
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


===============================================================================


*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM  4  (continued)
================================================================================

Table  II  -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g.,  puts,  calls,  warrants,  options,  convertible  securities)

================================================================================




1. Title of        2. Conversion or     3. Transaction       4.              5. Number of               6. Date
Derivative         Exercise Price of           Date         Transaction        Derivative               Exercisable
Security           Derivative           (Month/Day/Year)      Code             Securities                  and
(Instr. 3)         Security                                  (Instr. 8)       Acquired (A)              Expiration
                                                                            or Disposed of (D)            Date
                                                                             (Instr. 3,4,& 5)         (Month/Day/Year)

                                                           -------------    -----------------
                                                           Code     V           (A)    (D)          Date        Expir-
                                                                                                    Exer-       ation
                                                                                                    cisable     Date
--------------------------------------------------------------------------------------------------------------------------

NONE
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------






(TABLE II CONTINUED)

7. Title and Amount          8. Price of          9. Number of        10. Ownership       11. Nature of
Of Underlying Securities      Derivative          Derivative          Form of             Indirect
(Instr. 3 and 4)              Security            Securities          Derivative          Beneficial
                              (Instr. 5)          Beneficially        Security:           Ownership
Title     Amount or                               Owned at End        Direct (D) or       (Instr. 4)
          Number of                               Of Month            Indirect (I)
          Shares                                  (Instr. 4)          (Instr. 4)
---------------------------------------------------------------------------------------------------------

 NONE
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------


=========================================================================================================


Explanation  of  Responses:



            /s/  Jeff Larrabee                                 August 9, 2000
---------------------------------------------            -----------------------
      **Signature  of  Reporting  Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.